UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/22/2008

Voyager Learning Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-3246

Delaware	36-3580106
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

789 Eisenhower Parkway
P.O. Box 1346
Ann Arbor, MI 48106
(Address of principal executive offices, including zip code)

734.761.4700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On July 22, 2008 Voyager Learning Company (the "Company") reached an agreement in principle to settle the consolidated shareholder securities class action law suit filed against it and certain officers and directors in the U.S. District Court for the Eastern District of Michigan. The settlement will be funded largely by insurance. Under the terms of the agreement, the Company would pay approximately $5 million in fees and settlement amounts to settle the class action lawsuit. The settlement is subject to completion of a Stipulation and Agreement of Settlement to be signed by the parties, preliminary and final court approval and the participation of a sufficient percentage of the putative class. There is no assurance that a final Stipulation and Agreement of Settlement will be completed, court approval will be obtained or putative class member participation will be sufficient. A copy of the Memorandum of Understanding is attached hereto as Exhibit 99.2.

Item 2.02.    Results of Operations and Financial Condition

On July 22, 2008 Voyager Learning Company issued a press release announcing a business update for the first half of 2008. The update includes preliminary unaudited first quarter results, earnings guidance, cash position, projected dates for completing its SEC filings and the settlement of the proceedings with the SEC and an agreement in principal to settle the class action lawsuit. The press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press Release by Voyager Learning Company, dated July 22, 2008

Exhibit 99.2 Memorandum of Understanding dated July 22, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Voyager Learning Company

Date: July 23, 2008	By:	/s/ Todd W. Buchardt
Todd W. Buchardt
Senior Vice President, General Counsel, and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release by Voyager Learning Company, dated July 22, 2008
EX-99.2	Memorandum of Understanding dated July 22, 2008